SCHEDULE A
                                  (Rule 14a-101)

                       INFORMATION REQUIRED IN PROXY STATEMENT

                              SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant X

Filed by a Party other than the Registrant

Check the appropriate box:

          Preliminary Proxy Statement                    Confidential,
                                                         for Use of the
                                                         Commission
                                                         Only (as per-
                                                         mitted by Rule
                                                         14a-6(e)(2))
X         Definitive Proxy Statement

          Definitive Additional Materials

          Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 CenCor, Inc.

                 (Name of Registrant as Specified in Its Charter)

                                   N/A

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

          $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), of 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

          $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

X Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
          Common Stock

(2)       Aggregate number of securities to which transaction applies:


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)        Proposed maximum aggregate value of transaction:
           $18,110,000 (Aggregate of cash and property to be distributed to security holders.

(5)        Total fee paid:
           $3,620.00

X          Fee paid previously with preliminary materials.

                            CENCOR, INC.

                         City Center Square
                      1100 Main Street, Suite 416A
                        Post Office Box 26098
                    Kansas City, Missouri 64196

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                    TO BE HELD SEPTEMBER 12, 1996

TO ALL STOCKHOLDERS:

           Notice is hereby given that the Annual Meeting of the Stockholders of CenCor, Inc. ("CenCor"), a Delaware corporation, will be held on the 12th day of September, 1996, at 2:00 p.m., Kansas City Time, at City Center Square, 2nd Floor Conference Room, Suite 202, 1100 Main Street, Kansas City, Missouri, for the following purposes:

           (1) To elect four members of the Board of Directors for the ensuing year or until their successors are duly elected and qualified;

           (2) To ratify and approve the appointment of the independent auditors for CenCor for 1996;

           (3) To authorize and approve the plan of dissolution and liquidation (the "Plan of Liquidation") recommended by the Board of Directors; and

           (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

           The Board of Directors has fixed the close of business on August 8, 1996, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual
Meeting or any adjournment or postponement thereof.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                                Lisa Henak
                                                Secretary
Dated:  August 15, 1996.

                     IMPORTANT--YOUR PROXY IS ENCLOSED

           You are urged to sign, date and mail your proxy even though you may plan to attend the meeting. No postage is required if mailed in the United States. If you attend the meeting, you may vote by proxy or you may withdraw your proxy and vote in person.
By returning your proxy promptly, a quorum will be assured at the meeting, which will prevent costly follow-up and delays.

                              CENCOR, INC.

                            City Center Square
                        1100 Main Street, Suite 416A
                           Post Office Box 26098
                         Kansas City, Missouri 64196

                 ________________________________________

                       ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD SEPTEMBER 12, 1996

                 ________________________________________

                             PROXY STATEMENT

           The accompanying proxy is solicited by the Board of Directors of CenCor, Inc. ("CenCor") for use at its Annual Meeting of Stockholders to be held on Thursday, September 12, 1996, at 2:00 p.m., Kansas City Time, at City Center Square, 2nd Floor Conference Room, Suite 202, 1100 Main Street, Kansas City, Missouri, and any adjournment or postponement thereof. As used herein, and unless the context indicates otherwise, the term "Company" refers to CenCor collectively with its subsidiaries, including Century
Acceptance Corporation ("Century"). Shares represented by duly executed proxies received prior to the meeting will be voted at the meeting. If a stockholder specifies a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted in accordance with the recommendations made therein with respect to the proposals described in this Proxy Statement. Any person giving a proxy has the power to revoke it at any time before it is exercised by giving written notice to the Secretary of the Company at any time prior to its use.

           The Company will bear all the costs of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by personal contact or telephone by certain directors, officers and employees of the Company, without payment of addition-al compensation for doing so. The Company may reimburse brokers or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy soliciting material to beneficial owners. This Proxy Statement and the accompanying form of proxy are being mailed or given to stockholders on or about August 15, 1996.

           Only stockholders of record at the close of business on August 8, 1996, will be entitled to notice of, and to vote at, the meeting. On the record date, the Company had 1,395,405 shares of common stock issued and outstanding and entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote on each matter brought to a vote. Provided a quorum is present, the affirmative vote of a plurality of the shares of common stock that are present in person or represented by proxy at the meeting is required for the election of each nominee. The affirmative vote of a majority of the issued and outstanding shares of common stock that are present in person or represented by proxy at the meeting is required for ratification and approval of the appointment of the independent auditors for 1996. The affirmative vote of a majority of the issued and outstanding shares of common stock is required for authorization and approval of the Plan of Liquidation.

           Management does not know of any matter, other than those referred to in the accompanying Notice of Annual Meeting, which is to come before the meeting. If any other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, or their substi-tutes, will vote in accordance with their judgment of the best interests of the Company on such matters.


             CERTAIN INFORMATION RELATING TO THE COMPANY

           For information concerning the Company's business, properties, and legal proceedings incidental to the Company's business, see
Item 1 "Business", Item 2 "Properties" and Item 3 "Legal Proceed-ings" respectively, in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "10-K Report"), which constitutes part of the accompanying Annual Report to Stockholders for the year ended December 31, 1995 (the "Annual Report to
Stockholders"). Items 1, 2 and 3 of the 10-K Report are incorpo-rated herein and made a part of this Proxy Statement. For information concerning the market price of the Company's common stock and certain selected financial data concerning the Company, see Item 5 "Market for Registrant's Common Stock and Related
Stockholder Matters" and Item 6 "Selected Financial Data" in the
10-K Report, which Items are incorporated herein and made a part of this Proxy Statement.

           For a discussion of the Company's financial condition, changes in financial condition and results of operations, see Item 7
"Management's Discussion and Analysis of Financial Condition and
Results of Operations" in the 10-K Report, which Item is incorpo-rated herein by reference and made a part of this Proxy Statement.
For a discussion of any changes in or disagreements with the accountants on accounting and financial disclosure, see Item 9
"Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" in the 10-K Report, which Item is incorporat-ed by reference and made a part of this Proxy Statement.

           The consolidated financial statements of the Company as of December 31, 1995 and for the year then ended can be found in Item
8 "Financial Statements and Supplemental Data" to the 10-K Report, which Item is incorporated by reference and made a part of this Proxy Statement. The Company's consolidated financial statements as of June 30, 1996 and the six months then ended are set forth herein, beginning on the following page.

                            CenCor, Inc.
                      (In Process of Liquidation)
         Consolidated Statement of Net Assets in Liquidation


                                                June 30,        December 31,
                                                  1996              1995
Assets:                                        (Unaudited)
Cash and cash equivalents. . . . . . . . . .   $ 22,305,000    $ 22,439,000
Property and equipment, net of
   accumulated depreciation. . . . . . . . .         20,000          30,000
Other assets . . . . . . . . . . . . . . . .     10,591,000      11,903,000
   Total assets. . . . . . . . . . . . . . .     32,916,000      34,372,000

Liabilities:
Accounts payable and accrued liabilities          1,993,000       3,200,000
Income taxes payable . . . . . . . . . . . .         37,000         759,000
Long-term debt . . . . . . . . . . . . . . .     12,904,000      12,303,000
   Total liabilities . . . . . . . . . . . .     14,934,000      16,262,000

Net assets in liquidation. . . . . . . . . .    $17,982,000    $ 18,110,000

Number of common shares outstanding               1,488,411       1,488,411

Net assets in liquidation per share               $   12.08       $   12.17

See accompanying notes.

CenCor, Inc.
(In Process of Liquidation)
Consolidated Statement of Changes in Net Assets in Liquidation
For the Six Months Ended June 30, 1996
(Unaudited)


Net assets in liquidation, December 31, 1995                $ 18,110,000

Income from liquidating activities
     Investment income . . . . . . . . . . . . . . . .           683,000
     Other . . . . . . . . . . . . . . . . . . . . . .           426,000
                                                               1,109,000

Expenses from liquidating activities
     Salaries and related benefits . . . . . . . . . .           273,000
     Interest expense. . . . . . . . . . . . . . . . .           600,000
     Professional fees . . . . . . . . . . . . . . . .           181,000
     Other expenses. . . . . . . . . . . . . . . . . .           303,000
                                                               1,357,000

Expenses in excess of income from liquidating activities        <248,000>


Adjustment of net assets in liquidation to liquidation value     120,000

Decrease in net assets in liquidation. . . . . . . . .          <128,000>


Net assets in liquidation, June 30, 1996 . . . . . . .       $17,982,000

See accompanying notes.


Cencor, Inc.
(In Process of Liquidation)
Consolidated Statement of Changes in Net Assets in Liquidation
For the Three Months Ended June 30, 1996
(Unaudited)


Net assets in liquidation, March 31,1996 . . . . . . . .    $   17,879,000

Income from liquidating activities
     Investment income . . . . . . . . . . . . . . . . .           321,000
     Other . . . . . . . . . . . . . . . . . . . . . . .           281,000
                                                                   602,000

Expenses from liquidating activities
     Salaries and related benefits . . . . . . . . . . .           149,000
     Interest expense. . . . . . . . . . . . . . . . . .           303,000
     Professional fees . . . . . . . . . . . . . . . . .            36,000
     Other expenses. . . . . . . . . . . . . . . . . . .           131,000
                                                                   619,000

Expenses in excess of income from liquidating activities           <17,000>

Adjustment of net assets in liquidation to liquidation value       120,000

Increase in net assets in liquidation. . . . . . . . . .           103,000

Net assets in liquidation, June 30, 1996 . . . . . . . .       $17,982,000

See accompanying notes.

                                CenCor, Inc.
                        (In Process of Liquidation)
             Notes to Consolidated Financial Statements
                                June 30, 1996



1          Summary of Significant Accounting Policies

Basis of Presentation

The unaudited interim condensed financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted account-ing principles ("GAAP") have been condensed or omitted, although the Company believes that the disclosures are adequate to make the information presented not misleading.

Effective June 30, 1995, the Company sold substantially all of the assets of Century Acceptance Corporation ("Century"), its only operating subsidiary. Since the date of the sale of Century, the Company has had no ongoing operations. As a result, the Company has changed its basis of accounting from going concern basis to liquidation basis.

As a result of Board of Directors' intent, as of December 31, 1995, the Company adopted a Plan of Dissolution and Liquidation (the "Plan of Liquidation"). In connection with the Plan of Liquida-tion, the officers and directors of CenCor are authorized to (I) dissolve CenCor, including the execution and filing of a Certifi-cate of Dissolution with the Secretary of State of the State of Delaware, (ii) wind up CenCor's affairs, including satisfaction of all liabilities and long-term debt of CenCor and (iii) liquidate CenCor's assets on a pro rata basis in accordance with the respective interests of its common stockholders. CenCor is expected to be dissolved in October 1999. The Plan of Liquidation will be submitted to the stockholders for approval at the next stockholder meeting. If the stockholders do not approve the Plan of Liquidation, management will seek liquidation of CenCor under the supervision of the U.S. Bankruptcy Court.

Generally accepted accounting principles require the adjustment of assets and liabilities to estimated fair value under the liquida-tion basis of accounting. Accordingly, the statement of net assets in liquidation at June 30, 1996 and December 31, 1995 reflects assets and liabilities on this basis. Adjustments for changes in estimated liquidation value are recognized currently. Estimated costs of liquidation have not been provided since such costs are not reasonably estimatable.

The preparation of financial statements in conformity with generally accepted accounting principles under the liquidation basis of accounting requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates.

These condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year 1995.

Cash and Cash Equivalents

Cash and cash equivalents include cash, money market accounts, and short-term government or government agency instruments.

Fair Values of Assets and Liabilities

The following methods and assumptions were used by the Company in estimating the liquidation value of its assets and liabilities:

           Cash and Cash Equivalents: The carrying amount reported in the statement of net assets in liquidation for cash and cash equivalents approximates their fair value.

           Other Assets: The fair value of the Company's other assets (see Note 3) is estimated using discounted cash flow analysis, based on an estimated discount rate commensurate with the associat-ed risks.

           Accounts Payable and Accrued Liabilities: The carrying amount reported in the statement of net assets in liquidation for accounts payable and accrued liabilities approximates their fair value.

           Income Tax Payable: The carrying amount reported in the statement of net assets in liquidation approximates the fair value of taxes currently payable.

           Long-Term Debt: The fair value of the Company's long-term debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements (10% at June 30, 1996 and December 31,
1995). The fair value reflects a conversion of the convertible notes in accordance with the bankruptcy plan (see Note 4).

2          Litigation and Contingencies

Century is a defendant, along with a number of other consumer finance companies, in two class action lawsuits currently pending in the State of Alabama. The suits were filed by certain alleged borrowers of the defendant creditor/lenders and assert various violations. Century has denied the allegations presented in the suit and is actively defending the charges. Management believes that any potential liability pertaining to these lawsuits would be immaterial to the accompanying financial statements.

3          Other Assets

Concorde Career Colleges, Inc. ("Concorde"), a former subsidiary of CenCor that was spun off in 1988, agreed as part of the spin-off arrangement to assume certain obligations of CenCor relating to CenCor's then outstanding Series H 10% notes. As a result of Concorde's subsequent inability to make payments on the assumed debt, CenCor terminated Concorde's obligation regarding these notes in consideration of Concorde issuing to CenCor a junior secured debenture (the "Debenture") in the amount of $5,422,000. The Debenture, which matures July 31, 1997, is secured by a lien on substantially all of Concorde's assets. The Debenture provides for principal and interest payments commencing June 30, 1996. A balloon payment for the remaining balance is called for on July 31, 1997. On June 30, 1996 CenCor received $142,238 from Concorde in payment of the first installment of the Debenture. Interest on the Debenture compounds and accrues quarterly at a variable rate not to exceed 12 percent. The interest rate (10.75 percent at June 30, 1996 and 11.0 percent at December 31, 1995) is variable based upon both Concorde's cost of funds and the amount of debt outstanding under the agreement. The Debenture also entitles CenCor to an amount equal to 25% of the amount by which the "market capitaliza-tion" of Concorde exceeds $3,500,000. Market capitalization is the total common shares of Concorde multiplied by the highest average share price (high-bid) for any 30 consecutive trading days between January 1, 1997 and June 30, 1997.

In 1993, Concorde and CenCor amended their Agreement to provide that CenCor would receive Concorde's previously charged-off receivables in full payment of the accrued interest on the Junior Secured Debenture through December 31, 1993. The receivables, which consist of account and notes receivable from students who attended schools operated by Concorde or its subsidiaries, were assigned to CenCor without recourse with CenCor assuming all risk of non-payment of the receivables. The amendment grants CenCor limited rights of substitution until such time as it collects full payment of the accrued interest, exclusive of out-of-pocket collection fees and expenses paid to third parties.

In 1994, Concorde and CenCor further amended their Agreement to provide that CenCor would receive an additional $15,000,000 of Concorde's previously charged-off receivables in full payment of the accrued interest on the Debenture through December 31, 1994 in the amount of $500,231. The amendment grants CenCor the same rights of assignment and substitution for these receivables as provided for in the first amendment. CenCor has engaged a collection agent to pursue recovery of such receivables assigned to the Company as a result of the 1993 and 1994 amendments. As of June 30, 1996 the Company has collected approximately $514,000 of the $1,060,000 accrued interest due from the Concorde charged-off receivables.

As part of the 1994 amendment, CenCor also agreed to accept 300,000 shares of Concorde's cumulative preferred stock (the "Preferred
Stock") in exchange for the cancellation of $3,000,000 of the total $5,422,000 of original principal amount of the Debenture. The Preferred Stock, $.10 par value, has a per share liquidation preference of $10.00. Cumulative quarterly dividends accrue at a rate equal to 73% of the then current interest rate on the Debenture. The dividends accumulate until such time as the Debenture has been repaid in full which is currently scheduled for July 31, 1997. At such time, the accumulated quarterly dividends will be paid ratably over the ensuing 12 fiscal quarters. The Preferred Stock has no mandatory redemption date but Concorde may redeem the Preferred Stock, in whole or in part, at any time, at liquidation value plus accrued cumulative dividends.

During 1995 management of Concorde reported improvements in its financial condition resulting in a substantial reduction in its outstanding bank debt. In June 1996 Concorde reported that its outstanding bank debt had been paid in full. Consequently, management, in conjunction with its independent financial advisor, estimated the liquidation value in the Debenture, including accrued interest, to be $2,802,804 at December 31, 1995. Management, utilizing equivalent terms as used at December 31, 1995, valued the Debenture at $2,788,195 at June 30, 1996.

The estimated liquidation value of the Preferred Stock and accrued dividends was $2,074,925 at December 31, 1995, based on management's and its independent financial advisor's determination that Concorde would most likely elect to redeem the Preferred Stock by December 31, 2003. On August 2, 1996, the Company received $352,495 from Concorde in exchange for the redemption of 30,975 shares of Preferred Stock. The Preferred Stock and accrued dividends are valued at $2,324,660 at June 30, 1996 after taking into consideration the August 2, 1996 transaction. The resulting adjustment in valuation is recorded as an adjustment to net assets in liquidation in the accompanying financial statements.

Also included in other assets at December 31, 1995 are receivables relating to a fidelity bond claim arising from a loss on fraudulent automobile contracts in 1991 and a claim against a third party relating to CenCor Inc. of Kansas City. In March of 1996, the Company received $875,000 from the third party in payment of the claim. In April of 1996 the Company received $750,000 in payment of the fidelity bond claim.

In addition, an escrow account was established in accordance with the provisions of the agreement pertaining to the sale of Century's assets. Such amount, including accrued interest ($5,127,000 and $5,028,000 at June 30, 1996 and December 31, 1995, respectively), is included in other assets. The escrow was established in order to secure certain indemnification obligations of Century and CenCor to the buyer that run through July 1, 1998. Management believes that any potential liability pertaining to these obligations would be immaterial to the accompanying financial statements.

4          Long-Term Debt

Pursuant to a 1993 plan of reorganization, CenCor's noteholders received the following securities for each $1,000 aggregate amount of principal and accrued but unpaid interest at December 31, 1992:

           i.         $600 principal amount of non-interest bearing Non-
                      Convertible Notes
           ii.        $400 principal amount of non-interest bearing Convertible
                      Notes
           iii. 5.2817 shares of CenCor common stock, par value of $1 per share

The principal balance of the Non-Convertible Notes is $17,174,656. The Non-Convertible Notes are non-interest bearing and will mature on July 1, 1999. Such notes have been assigned a fair value of $12,904,000 and $12,303,000 at June 30, 1996 and December 31, 1995,
respectively.

In accordance with the provisions of the bankruptcy plan, the Convertible Notes are convertible at CenCor's option due to the receipt of at least $17,500,000 in net proceeds from the sale of Century's assets. The Convertible Notes were converted at a ratio of one share of common stock for each $20 principal amount of Convertible Notes. In connection with the conversion of these notes, 572,554 shares of CenCor common stock are issuable to the convertible noteholders. The conversion of these notes in satisfaction of $11,449,771 principal amount of the obligations is reflected in the financial statements and the number of outstanding shares at June 30, 1996 and December 31, 1995.

5          Per Share Information

Net assets in liquidation per common share was computed by dividing net assets in liquidation by the outstanding shares of common stock at June 30, 1996 and December 31, 1995, respectively.

6          Subsequent Events

On July 30, 1996 CenCor agreed to release its claim on certain assets to be sold by Concorde in consideration of Concorde's agreement to use a portion of the proceeds received by it to redeem the Preferred Stock and thereafter, to retire the Debenture.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

           The following table sets forth, with respect to the Company's common stock (the only class of voting securities), the only person known to be a beneficial owner of more than five percent (5%) of any class of the Company's voting securi-ties as of August 8, 1996.

                             Number of Shares and
Name and Address             Nature of Beneficial
of Beneficial Owner          Ownership<F1>                Percent of Class
Jack L. Brozman, Trustee        272,423<F2>                      18%
Robert F. Brozman Trust
1100 Main St.
Kansas City, MO 64105

<F1> Nature of ownership of securities is direct.  Beneficial ownership as shown in the table arises from sole voting power and sole investment power.
<F2> Does not include 34,344 shares held by Jack L. Brozman or 20,025 shares held by or for the benefit of Robert F. Brozman's other children, in which the Robert F. Brozman Trust (the "Trust") disclaims any benefi-cial interest.

     The following table sets forth, with respect to the Company's common stock (the only class of voting securities), (i) shares beneficially owned by all directors of the Company and nominees for director, and (ii) total shares beneficially owned by directors and officers as a group, as of August 8, 1996.

                           Number of Shares and
Name and Address           Nature of Beneficial
of Beneficial Owner         Ownership<F1>            Percent of Class
Jack L. Brozman               306,767<F2>                   21%

Edward G. Bauer, Jr.             ---                        ---

George L. Bernstein              ---                        ---

Marvin S. Riesenbach             ---                        ---

Directors and Officers
as a Group                    306,767<F2>                   21%

<F1> Nature of ownership of securities is indirect.  Beneficial ownership as shown in the table arises from sole voting power and sole investment power.
<F2> Includes 34,344 shares held by Jack L. Brozman and 272,423 shares held by the Trust. Does not include 20,025 shares held by or for the benefit of Robert F. Brozman's other children, in which the Trust disclaims any beneficial interest. Jack L. Brozman is the sole trustee and is also one of the beneficiaries of the Trust.

                                                ELECTION OF DIRECTORS
                                                      (Item 1)

           The shares represented by the enclosed proxy will be voted, unless otherwise indicated, for the election of the four nominees for director named below. The directors to be elected at the Annual Meeting will serve for one year or until their
successors are duly elected and qualified.   In the unantici-
pated event that any nominee for director should become unavailable, the Board of Directors, at its discretion, may designate a substitute nominee, in which event such shares will be voted for such substitute nominee. The Board recommends a vote FOR the election of the four nominees for director named below.


Name of                         Served       Principal Occupation for
Nominees                        Since  Age   Last Five Years and Directorships
Jack L. Brozman<F1>             1979   46    Chairman of the Board, Presi-
                                             dent and Chief Executive Offi-
                                             cer of CenCor and Concorde
                                             Career Colleges, Inc.
                                             ("Concorde") since June 1991.
                                             Chief Executive Officer of
                                             Century from July 1991 to Au-
                                             gust 1992.  Chairman of the
                                             Board and Treasurer, from June
                                             1991 until July 23, 1993, and
                                             President and Director, for
                                             more than five years prior to
                                             July 23, 1993, of La Petite
                                             Academy, Inc.  Director of
                                             Century and Concorde.

Edward G. Bauer, Jr.<F2><F3>     1991   68   Vice President and General
                                             Counsel of Philadelphia Elec-
                                             tric Company for more than the
                                             five-year period prior to August
                                             1988.  Retired from this position
                                             at the end of August 1988.

eorge L. Bernstein<F2><F3>       1991   64   Chief Financial and Adminis-
                                             trative Officer of Howard
                                             Fischer Associates, Inc. (ex-
                                             ecutive search firm) since
                                             October 1994.  Chief Operating
                                             Officer of Dilworth, Paxson,
                                             Kalish & Kauffman, Philadel-
                                             phia, Pennsylvania (law firm)
                                             from November 1991 to Septem-
                                             ber 1994.  Director of R & B,
                                             Inc. (distributor of automo-
                                             tive parts).  Director of Cen-
                                             tury effective April 8, 1993.

Marvin S. Riesenbach<F2><F3>     1991   66   Executive Vice President and
                                             Chief Financial Officer of
                                             Subaru of America, Inc. for
                                             more than the five years prior
                                             to October 1990.  Retired from
                                             this position at the end of
                                             October 1990.

<F1>  Jack L. Brozman is sole trustee of the Trust.
<F2>  Director effective July 1, 1991.
<F3>  Member of Special and Audit Committees beginning July 1,
      1991.  Elected to Executive Compensation Committee on
      August 21, 1991.

           The Board of Directors of CenCor held 12 meetings and acted by unanimous written consent on one occasion during the last fiscal year. Standing committees, consisting of the Executive Compensation Committee, the Audit Committee and the Special Committee, held five meetings during the last fiscal year. The Executive Compensation Committee makes salary and bonus recommendations for certain executive officers. The
Audit Committee oversees the work of CenCor's independent auditors. The Special Committee has the final authority to thoroughly investigate and report to the Board of Directors on certain matters concerning the misappropriation of CenCor's assets by CenCor's previous chairman of the board, Robert F. Brozman, or certain of his affiliated privately held companies. The Special Committee also has the power and authority to consider the adequacy of CenCor's internal controls and procedures and to investigate and report upon such other matters as the Special Committee considers appropriate. The Special Committee, the Executive Compensation Committee, and the Audit Committee are composed of Messrs. Bauer, Bernstein and Riesenbach. CenCor's Board of Directors does not have a nominating committee.

           Except as described below, the Company believes, based on information filed with the Company, that all reports required to be filed for the past two years with the Securities and Exchange Commission under Section 16 by the Company's executive officers, directors, and ten percent stockholders have been filed in compliance with applicable rules:

           Terri Rinne failed to file a report on Form 3 with respect to her appointment as an executive officer of the Company in July 1995. A report on Form 5 disclosing the information required by Form 3 (and reporting no common stock ownership or transactions) was subsequently filed, on an untimely basis, with the Securities and Exchange Commission.

           Edward Bauer reported, on an untimely basis, a transaction in CenCor common stock in May 1995.

            Executive Officers and Key Employees
                         of the Company

           For information concerning the person, in addition to Jack
L. Brozman, who serves as executive officer of CenCor or Century, see Item 10 "Directors and Executive Officers of the
Registrant" in the 10-K Report.


              Executive Compensation and Certain
                          Transactions

Summary Compensation Table

           For information concerning the Company's executive and director compensation, see Item 11 "Executive Compensation" in the 10-K Report.

Executive Compensation Committee Report

           The Executive Compensation Committee (the "Committee") which consists of three non-employee directors of the Company, has prepared this report for inclusion in the Proxy Statement. The Committee, which has actively functioned since early 1993, makes salary and bonus recommendations for certain of the Company's executive officers. The Committee attempts to set executive officers' compensation at levels which are fair and reasonable to the stockholders of the Company and which will attract, motivate, retain and appropriately reward experienced executive officers who contribute to the success of the Company.

           Due in part to the limited number of executive officers of the Company, the Committee's compensation policies are infor-mal. Executive officers' compensation is recommended by the Committee after a review which utilizes the business experience and knowledge of the Committee members. Its decisions are not based upon any specific criteria or financial performance measure. In determining compensation, the Committee considers a number of factors, including the financial condition of the Company, the Company's recent financial performance, the past performance of the executive officer, and the Company's operating plans for the current year. Given the Company's turbulent financial conditions since the summer of 1991, the Committee has given particular significance to the ability of the executive officer to reestablish credibility with the Company's creditors.

           The Committee only reviewed and recommended the compensa-tion of two executive officers during 1995, Mr. Jack Brozman, the Company's Chief Executive Officer, and Ms. Terri Rinne, the
Company's Vice President. During 1995, the Committee also reviewed and recommended certain modifications to outstanding stock appreciation right agreements with Mr. Brozman, and two other Company executives, Patrick Healy, the Company's former

Chief Financial Officer, and Dennis Berglund, Century's former
Chief Executive Officer.

           With respect to Mr. Brozman, the Committee determined in 1995 that it would be beneficial to the Company if the Company had an employment agreement with Mr. Brozman, which was not then the case. Accordingly, the Committee negotiated the terms of a three-year employment contract with Mr. Brozman commencing on July 3, 1995 and continuing until June 30, 1998. Mr.
Brozman's employment agreement provides for the following annual salary amounts for the periods indicated:


           Year                                    Salary
           July 3, 1995 - June 30, 1996            $225,000
           July 1, 1996 - June 30, 1997             175,000
           July 1, 1997 - June 30, 1998             125,000


In arriving at these amounts, the Committee considered Mr. Brozman's cash compensation (salary plus bonuses) for the preceding two years ($160,000 and $150,000 for 1994 and 1993 respectively), the time he devotes to the affairs of the Company (approximately one-third to one-fourth of his time), the degree of responsibility that he assumed during the extremely turbulent prior three years, his performance to the Company in the negotiation and sale of Century, and his projected reduced responsibilities occasioned by the anticipat-ed winding-up of the Company's affairs. With respect to Ms. Rinne, the Committee determined that her salary should be increased as a result of her being promoted to the position of Vice-President. Her salary was set at $50,000 per year effective July 1, 1995 and subsequently increased to $60,000 per year effective January 1, 1996.

           With respect to the stock appreciation rights ("SARs") in 1994, the Committee approved the execution by the Company of stock appreciation right agreements with Messrs. Brozman, Healy and Berglund. Mr. Berglund, Mr. Brozman and Mr. Healy were granted 30,000, 15,000 and 10,000 SARs effective June 28, 1994. These agreements further provided that each executive would further be entitled to a like number of SAR units on June 28, 1995, provided the executive was still employed by the Company at that time. Pursuant to these SAR agreements, the executive would receive compensation for his units at the earlier of his death, permanent disability, involuntary termination of employment without cause, or December 31, 1998, equal to that amount by which the per share value of Century at such time (as determined by a formula in the Agreement) exceeds $13.72. If substantially all of the assets or stock of Century were sold prior to December 31, 1998, the amount to be paid to the Executive would be equal to the amount by which the net liquidation recovery per share of Century stock exceeded
$13.72. The Committee agreed, for purposes of the SARs, that the net liquidation recovery per share of Century stock was $13.72 as of December 31, 1993.

           The Committee reviewed these outstanding SARs in early
1995 and determined that the grant date for the 1995 SARs should be changed to March 1, 1995 instead of June 28, 1995.

           The Committee also took up Mr. Healy's stock appreciation rights in light of his resignation from full-time employment with CenCor in January 1995. At the time he resigned, Mr.
Healy agreed to part-time employment with CenCor and to act as CenCor's representative on the Board of Directors of Century.
In recognition of Mr. Healy's continuing part-time services and his designation as CenCor's representative on the Century Board of Directors, the Committee recommended that his benefits under his outstanding SARs should continue, but only with respect to a sale of Century at any time on or before December 31, 1995.

           The 1995 employment terms for the other key executives of Century were negotiated by Century's President. The CenCor
Board of Directors received general informational reports about any changes in compensation arrangements for continuing executives of Century and arrangements with newly hired Century executives. These matters were considered by the CenCor Board primarily in the context of an overall budget and not as part of an in-depth consideration of compensation arrangements of the individual Century executives.

           Except for increasing Ms. Rinne's salary effective January 1, 1996 as discussed above, the Compensation Committee has not made any recommendations concerning 1996 compensation for the Company's remaining executive officers.

           Executive Compensation Committee: Marvin S. Riesenbach, Chairman; Edward G. Bauer, Jr. and George L. Bernstein.

Common Stock Performance

           The following graph shows a comparison of cumulative total returns for the Company, a broad market NASDAQ Index, and an industry index for the five-year period ended December 31, 1995.

                  COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS


Total Return Analysis
                      12/31/90  12/31/91  12/31/92  12/31/93  12/31/94  12/31/95
Cencor, Inc.          $ 100.00  $  82.14  $   7.14  $   7.14  $   8.00  $  50.00
Peer Group            $ 100.00  $ 309.21  $ 582.01  $ 770.85  $ 564.62  $ 771.43
Nasdaq Composite (US) $ 100.00  $ 160.56  $ 186.87  $ 214.51  $ 209.69  $ 296.30


           The above graph compares the performance of the Company's common stock with that of a broad market index for NASDAQ Stock Market (U.S. Companies) and an Industry Index. The Industry
Index is made up of companies quoted on NASDAQ that have the following Standard Industrial Classification Codes: 6140 through 6149. The Company's common stock was delisted from the NASDAQ National Market System on December 7, 1992 because of the Company's failure to meet the NASDAQ capital and surplus requirements. Since that time, the Company's common stock has been quoted on an inter-dealer basis in the over-the-counter market on the OTC Bulletin Board.

                  Certain Relationships and
                      Related Transactions

           For information concerning certain relationships and related transactions, see Item 13 "Certain Relationships and Related Transactions" in the 10-K Report.


            APPROVAL OF AUDITORS FOR THE COMPANY
                         (Item 2)

           The Board of Directors has selected and appointed Ernst & Young LLP as the auditors for the Company for the year 1996.

           The following resolution will be offered at the Annual
Meeting:

           "RESOLVED, the action of the Board of Directors in appointing Ernst & Young LLP as the independent auditors of the Company for 1996 is hereby ratified and approved."

           It is anticipated that representatives of Ernst & Young LLP will attend the Annual Meeting. The representatives of Ernst & Young LLP will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

           The Board recommends you vote FOR the appointment of Ernst & Young LLP as the independent auditors and your proxy will be so voted unless you specify otherwise.


                  PROPOSAL TO ADOPT PLAN OF
                 DISSOLUTION AND LIQUIDATION
                           (Item 3)

           On January 22, 1996, the CenCor Board adopted a resolution deeming it advisable that CenCor should be dissolved and adopted at that time a plan of dissolution and liquidation (the
"Plan of Liquidation"). The CenCor Board further resolved that the Plan of Liquidation be submitted to the stockholders for approval. Accordingly, the following resolution will be offered at the Annual Meeting:

           "RESOLVED, that the Plan of Liquidation recommended by the Board of Directors be authorized and approved."

The Board recommends a vote FOR authorization and approval of the Plan of Liquidation.


Background of Proposed Liquidation

           Prior to June 30, 1995, CenCor was engaged in the consumer financing business through its wholly-owned subsidiary, Century. CenCor functioned as a holding company. As a result of a number of adverse developments, the Company began experi-encing severe liquidity problems in 1991. In response to these liquidity problems, CenCor's Board initially formulated a plan in 1992 whereby CenCor eventually would be dissolved and its net assets distributed to stockholders pro rata after its assets had been sold and after its direct and contingent liabilities had been paid or provided for. Unfortunately, CenCor was unable to receive a satisfactory offer for its principal business, Century, at that time. In 1993, CenCor obtained confirmation of its prepackaged bankruptcy plan of reorganization (the "Plan of Reorganization") under Chapter 11 of the United States Bankruptcy Code. The purpose of the Plan of Reorganization was to modify and defer CenCor's debt service obligations to a time when CenCor's investment in Century would have grown such that CenCor could liquidate its investment in Century and have funds available to distribute to its creditors and stockholders.

           Effective June 30, 1995, Century consummated the sale of its consumer finance business. Under the terms of the sale, Century received $128.7 million for substantially all of its assets. As a result of the sale, Century was able to redeem all of its outstanding secured notes held by its lenders for a purchase price equal to the principal amount of the secured notes (approximately $102 million together with interest). The lenders also surrendered for cancellation outstanding warrants which would have allowed them to acquire up to 30% of Century.

           With the sale of its consumer finance business, CenCor's business purpose as a holding company no longer exists. The Company has not conducted ongoing operations since the sale. Moreover, based upon the amount obtained from its investment in Century, plus the amounts received in settlement of claims against third parties, the Board believes that the objectives of its Plan of Reorganization have been achieved. Assuming
CenCor had fully liquidated and distributed its assets by December 31, 1995 and assuming further that the Company's actual realizable value of its assets and liabilities is identical to the Company's estimated fair value of these items, CenCor's stockholders would have received $18,110,000 in distributions or approximately $12.17 per share, less expenses.
The actual amount to be received upon complete liquidation may be adversely affected by claims arising from indemnification obligations resulting from the sale of Century's assets, unanticipated tax liabilities, the ultimate amount collected on the Company's investment in Concorde, or other unforeseen factors. The actual liquidation amount may be reduced by legal matters, including class action lawsuits pending in Alabama against Century.

           For the reasons described above, the Board determined that it was in the best interest of the stockholders that CenCor be liquidated. Prior to deeming it advisable that the Company should be dissolved, the Board considered the alternative of acquiring another ongoing business. The Board rejected this alternative believing it not to be in the best interest of the stockholders as well as not being within the spirit of the Plan of Reorganization.

Terms of the Plan of Liquidation

           The Plan of Liquidation, which is attached hereto as Exhibit A, provides that, if requisite stockholder approval is received, the officers and directors of CenCor will promptly execute and file a Certificate of Dissolution (the "Certificate of Dissolution") with the Secretary of State of the State of Delaware. The Plan of Liquidation provides that CenCor will be fully liquidated within three years of the effective date of the Certificate of Dissolution which is October 1, 1996.
During this three-year period, CenCor will not engage in any business activities, except for preserving the value of its assets, adjusting and winding-up its business and affairs, and distributing its assets in accordance with the Plan of Liquida-tion. The Company's debts and liabilities will either be paid, as they become due, or otherwise provided for prior to distri-butions being made to stockholders.

           Under Delaware law, CenCor will continue as a corporate entity for three years after the dissolution becomes effective, or for such longer period as the Delaware Court of Chancery directs in its own discretion, for the purpose of prosecuting and defending suits by or against CenCor and winding up the business and affairs of CenCor, but not for the purpose of continuing the business of CenCor.

           At such time as the Board has determined that all claims and liabilities have been identified and paid or provided for, which the Board does not expect to occur prior to 1999, CenCor will distribute in one or a series of distributions, at any time and from time to time, as the Board in its discretion may determine, all funds resulting from CenCor's liquidation to the stockholders in accordance with the respective rights of each.
The proportionate interests of the respective stockholders in the assets of CenCor would be fixed on the basis of their ownership of the outstanding shares of CenCor on a record date to be determined by the Board.

Activities During Period of Liquidation

           The Company's activities during the period of liquidation will focus on collection of various amounts owed to it, including the collection of its investment in Concorde and the previous charged-off Concorde receivables received in payment of accrued interest. The Company will also closely monitor claims arising from indemnification obligations to the buyer of Century in order to maximize the value of the escrow fund established as a result of the sale. Until the Company's long-term debt becomes payable and distributions are made to its stockholders, the Board will invest the available proceeds from the sale of Century and the Company's other cash in short-term government and government agency instruments. The Company's expenses during the period of liquidation are expected to consist primarily of salaries, professional fees, stockholder communication expenses, and other liquidation expenses. To the extent not offset by interest income, these expenses will reduce the amount available for ultimate distribution to stockholders. During the period of liquidation, CenCor's directors and officers would implement and carry out the provisions of the Plan of Liquidation and would receive compensation for their services. The compensation for these individuals could be more or less than historically paid to them.

Required Stockholder Vote

           Under Delaware law, the Plan of Liquidation requires the affirmative approval of a majority of the issued and outstand-ing shares of common stock entitled to vote. The Board of Directors has been informed that Jack Brozman, who has the authority to vote 21% of the common stock, intends to vote all of these shares in favor of the Plan of Liquidation.

           Under Delaware law, stockholders of CenCor do not have the right to dissent or demand appraisal of their shares if the Plan of Liquidation is adopted. Accordingly, if the Plan of Liquidation is adopted, all stockholders will be bound by its terms whether or not they vote for the Plan of Liquidation.

           If the stockholders do not approve the Plan of Liquida-tion, the Board will in all likelihood seek liquidation of CenCor under the supervision of the United States Bankruptcy
Court that has retained jurisdiction of the Plan of Reorganiza-tion, on the basis that the sale of Century accomplished the Plan of Reorganization. The Board believes that a bankruptcy court-supervised liquidation would result in additional legal and administrative fees and expenses, which would reduce the amount payable to stockholders upon liquidation.

Certain Federal Tax Consequences

           Until CenCor is regarded for federal income tax purposes as having completely liquidated, CenCor will remain subject to federal income tax on its taxable income, including any gain derived from the sale of its assets and any interest income earned on amounts retained by CenCor. If CenCor distributes any property in kind to its stockholders, it will be required to recognize gain (or loss) as if it sold such property for its fair market value.

           CenCor expects to make one or more distributions to its stockholders through pro rata distributions. The amount of cash and the fair market value of any property received by a stockholder as a pro rata distribution generally will be treated first as a tax-free return of capital to the extent of such stockholder's tax basis in such stockholder's shares of CenCor common stock (and result in a corresponding reduction in such stockholder's tax basis in such shares) and any distribu-tion in excess of such stockholder's tax basis in such stockholder's shares of CenCor common stock generally will be treated as capital gain. If any stockholder does not obtain a full recovery of such stockholder's tax basis in such stockholder's shares of CenCor common stock, such stockholder generally will realize a capital loss when the final liquidat-ing distribution is made by CenCor. The foregoing determina-tions of basis recovery and gain (or loss) will be made separately for each share of CenCor capital stock held by a stockholder.

           THE FOREGOING DISCUSSION DOES NOT ATTEMPT TO COMMENT UPON ALL THE VARIOUS PROVISIONS OF THE INTERNAL REVENUE CODE THAT
MAY BE APPLICABLE TO CENCOR OR ITS STOCKHOLDERS WITH RESPECT TO
THE PLAN OF LIQUIDATION.  EACH STOCKHOLDER IS ADVISED TO
CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE
FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO SUCH
STOCKHOLDER OF THE PLAN OF LIQUIDATION IN LIGHT OF SUCH
STOCKHOLDER'S OWN PARTICULAR TAX SITUATION.

Regulation During the Liquidation

           Because of the sale of Century's consumer finance busi-ness, CenCor may be an "investment company" as defined in the Investment Company Act of 1940 (the "1940 Act"). The 1940 Act generally requires investment companies to register with the Securities and Exchange Commission after which their capital structure, securities issuances, investments and transactions with affiliates, along with numerous other activities would become subject to extensive regulation. The 1940 Act does not, however, require an investment company to register if its only activities are those "merely incidental to its dissolution". CenCor believes that in light of the dissolution exception from registration under the 1940 Act, CenCor will not have to register under such act, assuming that the Plan of Liquidation is approved by the stockholders.

Surrender of Certificates for Common Stock

           At such time as the respective interests of the stockhold-ers are fixed on the basis of the ownership of their outstand-ing shares of common stock of CenCor on a record date deter-mined by the Board (the "Record Date"), it is anticipated that the stock transfer books of CenCor will be closed, no further transfers will be recorded on CenCor's books, and no further stock certificates will be issued, other than replacement certificates. All distributions from CenCor on or after the Record Date will be made to stockholders according to their stockholdings as of the Record Date. As soon as practicable after the determination of the Record Date, stockholders will be advised of the procedures for surrendering certificates representing their shares of common stock. Stockholders should not forward their stock certificates before receiving those instructions. All distributions otherwise payable by CenCor to stockholders who have not surrendered their stock certificates and executed and returned such documents may be held for such stockholders, without interest, until the surrender of their certificates (subject to the laws relating to unclaimed property).

                          STOCKHOLDER PROPOSALS

           In the event any stockholder intends to present a proposal at the Annual Meeting of Stockholders to be held in 1997, such proposal must be received by the Company, in writing, on or before January 6, 1997, to be considered for inclusion in the Company's next Proxy Statement.


                         VOTING PROXIES AND OTHER MATTERS

           Proxies will be voted in accordance with the choices specified on the form of proxy. If no choice is specified, shares will be voted: (i) "FOR" the nominees listed on the proxy and in this Proxy Statement; (ii) "FOR" ratification and approval of the appointment of Ernst & Young LLP as the independent auditors for the Company for 1996; and (iii) "FOR" authorization and approval of the Plan of Liquidation.

           Management of the Company does not intend to present any business to the Annual Meeting except as indicated herein and presently knows of no other business to be presented at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named in the accompanying form of proxy will vote the proxy in accordance with their judgment of the best interests of the Company on such matters.


                             ANNUAL REPORT

           The Company's Annual Report to Stockholders, which includes audited financial statements, has been mailed to stockholders of the Company with these proxy materials.

           WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN TO THE COMPANY THE
ACCOMPANYING PROXY.  IF YOU ARE PRESENT AT THE MEETING, YOU MAY
WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                      BY THE BOARD OF DIRECTORS


                                       Lisa Henak
                                       Secretary
August 15, 1996

                                                     EXHIBIT A

      PLAN OF DISSOLUTION AND LIQUIDATION OF CENCOR, INC.


           This PLAN OF DISSOLUTION AND LIQUIDATION (the "Plan") is for the purpose of effecting (i) the complete voluntary dissolution of CenCor, Inc., a Delaware corporation (the "Corporation"), in accordance with the applicable provisions of the Delaware General Corporation Law, as amended (the "DGCL") and (ii) the liquidation of the Corporation's assets pursuant to Section 331 of the Internal Revenue Code of 1986, as amended (the "Code"), in substantially the following manner:

           1. Authorization and Approval of the Plan. This Plan shall be submitted to the stockholders (the "Stockholders") of the Corporation, in accordance with the requirements of Section
275 of the DGCL, for authorization and approval at an annual meeting (the "Annual Meeting") of the Stockholders. This Plan shall be considered authorized and approved by the Corporation and shall become effective when the holders of a majority of the outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of the Corporation authorize and approve the dissolution and liquidation of the Corporation in accordance with the Plan and the requirements of Section 275(b) of the DGCL.

           2. Filings. After the Stockholders have authorized and approved this Plan, the officers and directors of the Corpora-tion are authorized to take all steps necessary or appropriate to (i) dissolve the Corporation in accordance with the applica-ble provisions of the DGCL, including, but not limited to, the prompt execution and filing of a Certificate of Dissolution with the Secretary of State of the State of Delaware, (ii) wind up the Corporation's affairs and (iii) liquidate the Corporation's assets in accordance with the applicable provi-sions of the Code, including, but not limited to, the execution and filing of any tax returns, certificates, documents and information returns required to be filed with the Internal
Revenue Service, and any other appropriate authority due to the dissolution of the Corporation and the liquidation of its assets.

           3. Effective Date. The Effective Date of the Plan shall be October 1, 1996.

           4. Payment and Distribution to Claimants. Commencing on the Effective Date the officers and directors of the Corpora-tion, in the discretion of the board of directors of the Corporation then in office (the "Board"), shall (i) pay, as they become due, or make reasonable provision to pay all claims and obligations of the Corporation, including the Corporation's notes due July 1, 1999 and all contingent, conditional, or unmatured contractual claims known to the Corporation, and (ii) make such provision as will be reasonably likely to be suffi-cient to provide compensation for claims that have not been made known to the Corporation, are likely to arise or to become known to the Corporation prior to the expiration of the applicable statutes of limitation. All claims of the Corpora-tion shall be paid in full and any such provision for payment made shall be made in full if there are sufficient funds pursuant to the requirements of Section 4(i) and (ii) of this Plan. If there are insufficient funds, such claims and obligations of the Corporation shall be paid or provided for according to their priority and, among claims of equal priori-ty, ratably to the extent of funds legally available therefor.

           5. Distribution to Stockholders. Upon the satisfactory completion of the requirements of Sections 4(i) and (ii) of this Plan, the officers and directors of the Corporation shall distribute in one or a series of distributions, at any time or from time to time, and in any manner that the Board, in its discretion, may determine, all funds resulting from the Corporation's liquidation of its assets on a pro rata basis in accordance with the respective interests of the Stockholders in the Corporation. The respective interests of the Stockholders shall be fixed on the basis of the ownership of their outstand-ing shares of Common Stock of the Corporation on a record date to be determined by the Board.

           6. Cessation of Business. Promptly after the Effective Date, the Corporation shall withdraw from all jurisdictions in which the Corporation is qualified to do business and shall not engage in any business activities, other than to wind up the Corporation's business and affairs under the applicable provisions of the DGCL and in accordance with this Plan. The
Board and, at the pleasure of the Board, the officers, shall continue in office for that purpose and shall receive such compensation for their services as the Board shall determine.

           7. Authority of Officers and Directors. The officers and directors of the Corporation shall have the authority to carry out and implement the provisions of this Plan, including, but not limited to, the authority to:

                        (i) sell, exchange, lease or otherwise dispose of any assets, other than cash, of the Corporation to any person or persons to the extent such transaction can be accomplished for consideration and upon terms and condi-tions deemed by the Board to be in the best interests of the Corporation and the Stockholders;

                       (ii) do, on behalf of the Corporation, all acts required to be done by the Corporation under this Plan or the applicable provisions of the DGCL and the Code;

                      (iii) provide for one or more liquidating trustees or receivers for the benefit of the Corporation's creditors and stockholders, including but not limited to trustees under a liquidating trust agreement and transferring to them (A) any assets the retention of which may be advis-able to meet claims or expenses, and (B) any assets held on behalf of Stockholders who cannot be located; and

                       (iv) adopt all resolutions, execute all documents, file all papers and take all other actions deemed neces-sary or appropriate to effect the dissolution of the Corporation and the complete liquidation of its business, assets and affairs; it being understood that nothing contained in this Section 7 shall be construed to permit the officers or directors of the Corporation to take any action which is inconsistent with the requirements of the DGCL or with Section 331 of the Code.


           8. Authority of the Board. Pursuant to the authority granted to the Board by Section 275(e) of the DGCL, notwith-standing the authorization or consent of the Stockholders to the Plan (or the authorization and approval of the Plan by Stockholders), the Board may abandon this Plan and the proposed dissolution of the Corporation at any time without further action by the Stockholders.

           9. Completion of Dissolution and Liquidation. It is intended that the implementation of this Plan be completed within three (3) years of the Effective Date.

                             CENCOR, INC.
                    ANNUAL MEETING OF STOCKHOLDERS
                         SEPTEMBER 12, 1996

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


           The undersigned hereby appoints Jack L. Brozman and Lisa Henak, jointly and individually, as Proxies, with full power of substitution and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of CenCor, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on September 12, 1996 or any adjournment or postpone-ment thereof.

1.  Election of Directors

    [  ]   For all Nominees Listed     [  ] Withhold Authority
           Below (except as marked          to vote for all
           to the contrary below)           nominees listed below

(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY
INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME.)

           JACK L. BROZMAN             EDWARD G. BAUER, JR.
           GEORGE L. BERNSTEIN         MARVIN S. RIESENBACH

2. Ratification and approval of the appointment of Ernst & Young LLP as the independent auditors of 1996.

           [  ]       For        [  ]   Against        [  ]     Abstain

3. Authorize and approve the Plan of Dissolution and Liquida-tion.

           [  ]       For         [  ]   Against        [  ]     Abstain

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                         (Please see reverse side)

This Proxy When Properly Executed Will be Voted in the Manner
Directed Herein by the Undersigned Stockholders.  IF NO
DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,
2 AND 3.

Please date, sign and return this Proxy card by mail, postage prepaid.


                      Dated: _____________________________, 1996

                      Signature:________________________________


                      Signature if held jointly
                      (Please sign exactly as names appear to the left. When stock is registered jointly, all owners must sign. When signing as attorney, executor, adminis-trator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partner-ship name by an authorized person.)